                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          (PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

    Filed by the Registrant  [X]
    Filed by a Party other than the Registrant  [ ]
    Check the appropriate box:

    [ ]  Preliminary Proxy Statement

    [ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

    [X]  Definitive Proxy Statement

    [ ]  Definitive Additional Materials

    [ ]  Soliciting Material Under Rule 14a-12

                         Ascential Software Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.

     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form of schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

                                 JUNE 14, 2002
                                   10:00 A.M.

                             ---------------------

To the Stockholders of Ascential Software Corporation:

     Notice is hereby given that the 2002 Annual Meeting of Stockholders of Ascential Software Corporation, a Delaware corporation, will be held on Friday, June 14, 2002, at 10:00 a.m., local time, at the Crowne Plaza, Plaza Ballroom, 1360 Worcester Street, Natick, Massachusetts 01760, for the following purposes:

     1. To elect two directors to Class III of the Company's Board of Directors to serve until the expiration of their term or until their successors are duly qualified and elected or appointed; and

     2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only holders of record of common stock of the Company at the close of business on April 25, 2002 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. To assure that holders of the common stock, par value $0.01 per share, of Ascential are represented at the meeting, however, such holders are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. HOLDERS OF COMMON STOCK MAY REVOKE THEIR PROXIES IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE THEY HAVE BEEN VOTED AT THE ANNUAL MEETING. ANY HOLDER OF COMMON STOCK ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        ASCENTIAL SOFTWARE CORPORATION

                                       /S/ SCOTT N. SEMEL
                                        SCOTT N. SEMEL
                                        SECRETARY

WESTBOROUGH, MASSACHUSETTS
MAY 8, 2002

                         ASCENTIAL SOFTWARE CORPORATION
                              50 WASHINGTON STREET
                        WESTBOROUGH, MASSACHUSETTS 01581

                            ------------------------

                                PROXY STATEMENT
                  FOR THE 2002 ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Ascential Software Corporation, a Delaware corporation ("Ascential" or the "Company"), for use at the 2002 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Friday, June 14, 2002, at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders (the "Notice of Annual Meeting"). The Annual Meeting will be held at the Crowne Plaza, Plaza Ballroom, 1360 Worcester Street, Natick, Massachusetts 01760. The Company's principal executive offices are located at 50 Washington Street, Westborough, Massachusetts 01581, and its telephone number at that address is (508) 366-3888.

     The Notice of Annual Meeting, this Proxy Statement, the accompanying proxy card and Ascential's Annual Report to Stockholders for the year ended December 31, 2001, including financial statements, are expected to be mailed on or about May 8, 2002 to all stockholders entitled to vote at the Annual Meeting.

VOTING BY AND REVOCABILITY OF PROXIES

     When proxies are properly dated, executed and returned, the shares of common stock, par value $0.01 per share ("Common Stock"), that they represent will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted:
(i) for the election of the nominees for Class III directors of the Company's Board of Directors as set forth herein; and (ii) at the discretion of the proxy holders, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     Any proxy given pursuant to the solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (i) filing with the General Counsel of the Company at or before the taking of the vote at the Annual Meeting a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later dated proxy relating to the same shares and delivering it to the General Counsel of the Company at or before the taking of the vote at the Annual Meeting; or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be delivered to Ascential Software Corporation at 50 Washington Street, Westborough, Massachusetts 01581, Attention: General Counsel, or hand-delivered to the General Counsel at or before the taking of the vote at the Annual Meeting.

VOTING SECURITIES AND VOTES REQUIRED

     The holders of record of Common Stock at the close of business on April 25, 2002 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, the Company had issued and outstanding and entitled to vote 255,533,312 shares of Common Stock.

     A quorum of stockholders is necessary to hold a valid annual meeting. Under Ascential's Restated Bylaws, a quorum will exist at the Annual Meeting if a majority of the shares of Ascential's stock entitled to vote at the Annual Meeting are present in person or represented by proxy. For purposes of determining the presence or absence of a quorum, votes withheld, abstentions and "broker non-votes" (where a broker or nominee does not exercise discretionary authority to vote on a matter) will be counted as present. A plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required for the election of the Class III directors.

ABSTENTIONS AND BROKER NON-VOTES

     Shares that abstain from voting on a particular matter and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes in favor on such matter and will also not be counted as votes cast on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on each matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter.

SOLICITATION OF PROXIES

     The expense of soliciting proxies in the enclosed form will be borne by the Company. The Company has retained Morrow & Co., Inc., a proxy solicitation firm, to solicit proxies in connection with the Annual Meeting at a cost of approximately $7,500 plus expenses. In addition, the Company may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and employees, personally or by telephone, telegram, facsimile or other means of communication. No additional compensation will be paid for such services.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 2003 Annual Meeting of Stockholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), must be received no later than January 8, 2003 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

     Under the Company's Restated Bylaws, proposals of stockholders intended to be submitted for a formal vote at the 2003 Annual Meeting of Stockholders (other than proposals intended to be included in the Company's proxy statement and form of proxy in accordance with Rule 14a-8 promulgated under the Exchange Act) may be made only by a stockholder who has given written notice of the proposal to the Secretary of the Company at its principal executive offices not less than 120 days prior to the date of the 2003 Annual Meeting of Stockholders.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

     Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the Company's Proxy Statement or Annual Report to Stockholders may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of either document to you if you write to the following address or call the following phone number: Ascential Software Corporation, 50 Washington Street, Westborough, Massachusetts 01581,
(508) 366-3888. If you wish to receive separate copies of the Annual Report to Stockholders and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact Ascential at the above address or phone number.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation and Restated Bylaws provide that the Board of Directors shall be divided into three classes, with each class having a three-year term. Except for directorships relating to the rights of the holders of preferred stock, if any, and vacancies in such directorships, vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is duly qualified and elected or until such director's death, resignation or removal.

     There are currently five members of the Board of Directors. Class I presently consists of one director who is serving a three-year term expiring in 2003. Class II presently consists of two directors who are serving three year terms expiring in 2004. Class III presently consists of two directors whose three-year terms expire as of this Annual Meeting. At each annual meeting of stockholders, directors elected to succeed those in the class whose terms expire will be elected for three-year terms so that the term of one class of directors will expire each year. In each case, a director serves for the designated term and until his or her respective successor is duly qualified and elected, or until any such director's death, resignation or removal.

     Two Class III directors are to be elected at this Annual Meeting to serve three-year terms expiring in 2005. The Board of Directors has nominated Peter Gyenes and Robert M. Morrill for election to the Class III board seats (the "Class III Nominees"). Shares represented by the accompanying proxy will be voted for the Class III Nominees, unless the proxy is marked in such a manner as to withhold authority to so vote. If either nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy may be voted for a substitute nominee designated by the present Board of Directors to fill the vacancy. It is not presently expected that either of the Class III Nominees will be unable or will decline to serve as directors.

     The name of the Class III Nominees and the Company's other current directors and certain information about them as of March 29, 2002 are set forth below. Information as to the stock ownership of each director and all current directors and executive officers of the Company as a group is set forth below under "Security Ownership of Management and Certain Beneficial Owners."

                                                                            DIRECTOR   EXPIRATION OF TERM
NAME OF DIRECTOR                       AGE   POSITION(S) WITH THE COMPANY    SINCE     AT ANNUAL MEETING
----------------                       ---   ----------------------------   --------   ------------------
Class I Director
  John J. Gavin, Jr.(1)..............  46    Director                         2001            2003
Class II Directors
  James L. Koch(2)(3)................  58    Director                         1991            2004
  David J. Ellenberger(1)(3).........  46    Director                         2002            2004
Class III Directors
  *Peter Gyenes......................  56    Chairman and Chief               2000            2002
                                               Executive Officer
  *Robert M. Morrill(1)..............  64    Director                         2000            2002

---------------

 *  Nominee for Class III Director

(1) Member of Audit Committee

(2) Member of Nominating Committee

(3) Member of Compensation Committee

     John J. Gavin, Jr. has served as a member of the Company's Board of Directors since October 2001. Until December 2001, Mr. Gavin served as the Senior Vice President and Chief Financial Officer of Cambridge Technology Partners, which was acquired by Novell, Inc. Prior to his work at Cambridge Technology Partners, Mr. Gavin spent twelve years at Data General Corporation rising through the financial organization to Vice President and Chief Financial Officer. Mr. Gavin also spent ten years at Price Waterhouse in various accounting and audit positions including serving as Senior Manager in charge of multi-national audits. Mr. Gavin earned a B.S. degree at Providence College.

     James L. Koch has served as a member of the Company's Board of Directors since July 1991. Since July 1990, Mr. Koch has served in various positions at Santa Clara University, including since July 1997, as the Founding Director of the Center for Science, Technology and Society and, since July 1990, as a Professor of Management. In addition, from July 1990 to June 1996, Mr. Koch served as Dean of the Leavey School of Business Administration at Santa Clara University. Mr. Koch holds a B.A. degree in business administration from San Francisco State University and M.B.A. and Ph.D. degrees in business administration from the University of California, Los Angeles.

     David J. Ellenberger has served as a member of the Company's Board of Directors since January 2002. Mr. Ellenberger currently serves as the Chief Executive Officer of Vividon Inc., a leading provider of Internet infrastructure devices for high-volume streaming media applications. Before joining Vividon, Mr. Ellenberger served as President and Chief Operating Officer of DataSage Inc., a leading provider of e-marketing and personalization applications, where he completed the sale of the company to Vignette Corporation. Mr. Ellenberger began his career at Bell Laboratories and, prior to his tenure at DataSage, served for more than ten years at Data General Corporation in progressive leadership and general management positions for the Eclipse, AViiON and NT Business Units. Mr. Ellenberger holds an M.B.A. degree from the University of Chicago, an M.S. degree in Computer Engineering from Stanford University and a B.S.E.E. degree from Iowa State University.

     Peter Gyenes is the Chief Executive Officer and Chairman of the Board of Directors of the Company. Mr. Gyenes has served as a member of the Company's Board of Directors since March 2000. Prior to the Company's acquisition of Ardent Software, Inc. ("Ardent") in March 2000, Mr. Gyenes served as Chairman of Ardent's Board from February 1998 to March 2000, President and Chief Executive Officer from April 1997 to March 2000, Executive Vice President Worldwide Sales from August 1996 to March 1997 and Executive Vice President International Operations from May 1996 to August 1996. From May 1995 to May 1996, Mr. Gyenes was President and Chief Executive Officer of Racal InterLan Inc., a supplier of local area networking products. From 1994 to May 1995, Mr. Gyenes was President of the American Division of Fibronics International, Inc., a data communication supplier. From 1990 to 1994, Mr. Gyenes was Vice President and General Manager of the international operations and also, for the latter portion of the term, the minicomputer business unit, of Data General Corporation, a manufacturer of computer equipment. Mr. Gyenes is also a director of Applix, Inc., an Internet software applications company, Axis Computer Systems, a supplier of software for manufacturing companies, Davox Corp., a customer interaction management solutions company, and the Massachusetts Software and Internet Council. Mr. Gyenes served in various management positions at Encore Computer Corp. from May 1986 to April 1990 and at Prime Computer, Inc. from November 1977 to June 1982. Mr. Gyenes also served in various technical, sales and management positions with Xerox Data Systems from November 1971 to November 1977 and in various technical positions with IBM from April 1964 to November 1971. Mr. Gyenes holds a B.A. degree in Mathematics and an M.B.A. degree in Marketing from Columbia University.

     Robert M. Morrill has served as a member of the Company's Board of Directors since March 2000. Since 1991, Mr. Morrill was the general partner of Morrill Associates, L.P. Mr. Morrill was a private investor in Ardent Software, Inc. since 1984. Mr. Morrill was Chairman of the Board of Ardent from 1984 until March 1997 and Chief Executive Officer and President of Ardent from March 1996 to March 1997. Mr. Morrill has served on numerous private and public company boards over the past 15 years. He holds a B.A. degree in liberal arts from Ohio Wesleyan University where he serves as a member of the Board of Trustees.

     There is no family relationship among any of the directors or executive officers of the Company.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     A plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required for the election of the Class III

Nominees. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE CLASS III NOMINEES AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE CLASS III NOMINEES.

BOARD AND COMMITTEE MEETINGS

     The Company's Board of Directors held 10 meetings during the fiscal year ended December 31, 2001. No incumbent director during fiscal 2001 attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which such person was a director and (ii) the total number of meetings held by all committees of the Board of Directors on which such person served during the period such person served. The Board of Directors has standing Audit, Compensation and Nominating Committees.

     The members of the Audit Committee during fiscal 2001 were Thomas A. McDonnell, Leslie G. Denend, Robert M. Morrill, commencing on May 17, 2001, and John J. Gavin, Jr., commencing on October 22, 2001. David J. Ellenberger has served on the Audit Committee since April 23, 2002. The Audit Committee held five meetings during fiscal 2001. The purposes of the Audit Committee are: (i) to oversee the Company's financial reporting process on behalf of the Board of Directors and review with the Company's management and its independent accountants such matters as internal accounting controls and procedures, the plan and results of the annual audit and suggestions of the independent accountants for improvements in accounting procedures; (ii) to nominate the Company's independent accountants; and (iii) to provide such additional information as the Audit Committee may deem necessary in order to make the Board of Directors aware of significant financial matters that require the Board's attention. Thomas A. McDonnell resigned from the Board of Directors and the Audit Committee on January 18, 2002, and Leslie G. Denend resigned from the Board of Directors and the Audit Committee on October 22, 2001.

     The members of the Compensation Committee during fiscal 2001 were James L. Koch and Thomas A. McDonnell. Mr. Ellenberger joined the Compensation Committee on January 18, 2002. The Compensation Committee held two meetings during fiscal 2001. The purposes of the Compensation Committee are: (i) to review and approve the compensation to be paid or provided to certain of the Company's executive officers; and (ii) to administer the Company's 1994 Stock Option and Award Plan (the "1994 Plan") and the Company's 1998 Non-Statutory Stock Option Plan (the "1998 Plan"). Peter Gyenes, Chairman of the Board of Directors and Chief Executive Officer of the Company, participates in all discussions regarding the compensation and performance of certain executives of the Company, but is excluded from discussions regarding his own compensation. Thomas A. McDonnell resigned from the Board of Directors and the Compensation Committee on January 18, 2002.

     The members of the Nominating Committee during fiscal 2001 were James L. Koch and Leslie G. Denend. The Nominating Committee held no meetings during fiscal 2001. The Nominating Committee may consider the names and qualifications of candidates for the Board submitted by stockholders in accordance with the procedures set forth in the Company's Restated Bylaws and described above under the heading "Deadline for Receipt of Stockholder Proposals for 2003 Annual Meeting." The purpose of the Nominating Committee is to seek qualified candidates for nomination and appointment to the Board of Directors.

DIRECTOR COMPENSATION

     Employee directors do not receive any additional compensation for serving as a director. For fiscal 2001, the Company paid each non-employee director a quarterly fee of $5,000 and an additional fee of $1,000 for each board meeting attended. In addition, members of the Audit Committee and Compensation Committee received $1,000 for each committee meeting attended. Members of the Nominating Committee do not receive additional compensation for their attendance at committee meetings. For fiscal 2002, outside directors will receive a quarterly fee of $5,000, an additional fee of $1,000 for each board meeting attended and an additional fee of $1,000 for each Audit Committee or Compensation Committee meeting attended. The Company reimburses each director, whether or not an employee, for out-of-pocket expenses, including travel expenses, incurred in connection with attending board and committee meetings. In addition, from time to time, the Company invites the directors' spouses to accompany the directors to board meetings and, when invited, the Company also pays the travel expenses incurred by the spouses. In 2001, the Company incurred no travel expenses for directors' spouses.

     The Company's 1989 Outside Directors Stock Option Plan (the "Director Plan") provides for the grant of options to non-employee directors pursuant to an automatic, non-discretionary grant mechanism. Directors are automatically granted an option to purchase 20,000 shares of common stock upon initial election to the Board of Directors and an additional option to purchase 15,000 shares of common stock annually thereafter. Each such option is granted at the fair market value of Common Stock on the date of grant. Because directors serve three year terms, options granted under the Director Plan become exercisable over three years with one-third of the shares vesting on each anniversary of the grant date.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 29, 2002 by: (i) each person or entity who is known by the Company to beneficially own 5% or more of the Company's outstanding Common Stock; (ii) each director of the Company; (iii) each person who served as the Company's chief executive officer during the last fiscal year;
(iv) each of the Company's four most highly compensated executive officers other than its Chief Executive Officer who were serving as officers of the Company at the end of the fiscal year ended December 31, 2001 and whose salary and bonus for fiscal 2001 exceeded $100,000; (v) up to two additional persons for whom
(iv) above would have applied but for the fact that they were no longer serving as executive officers of the Company at the end of fiscal 2001 (the individuals specified in subsections (iii), (iv) and (v) hereof are referred to herein as the "Named Executive Officers"); and (vi) all directors and current executive officers of the Company as a group.

     Information with respect to beneficial ownership is based upon information furnished by each director and executive officer or contained in filings made with the Securities and Exchange Commission (the "Commission"). Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, to the Company's knowledge, all persons named in the table below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. Shares of Common Stock subject to options or warrants that are presently exercisable or exercisable within 60 days of March 29, 2002 are deemed to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage of beneficial ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.

                                                              SHARES OF COMMON STOCK
                                                                BENEFICIALLY OWNED
                                                              ----------------------
                                                                          PERCENT OF
NAME AND ADDRESS OF STOCKHOLDER                                NUMBER      CLASS(1)
-------------------------------                               ---------   ----------
Peter Gyenes(2).............................................  2,404,875      *
John J. Gavin, Jr...........................................         --      *
James L. Koch(3)............................................     51,825      *
David J. Ellenberger........................................         --      *
Robert M. Morrill(4)........................................  1,301,384      *
Peter Fiore(5)..............................................    734,609      *
Robert C. McBride...........................................      6,509      *
James Foy(6)................................................  1,301,745      *
Cornelius P. McMullan(7)....................................    554,998      *
All directors and current executive officers as a group (8
  people)(8)................................................  4,500,097      1.7%

---------------

 *  Less than 1%.

(1) The percentage of ownership for each person listed in the table above is based on 256,632,165 shares of Common Stock outstanding as of March 29, 2002, together with applicable options or warrants for such person.

(2) Includes 2,142,355 shares of Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 29, 2002. Mr. Gyenes is the Chairman of the Company's Board of Directors, and is also the Chief Executive Officer of the Company.

(3) Includes 50,000 shares of Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 29, 2002. Mr. Koch is a member of the Company's Board of Directors.

(4) Includes 665,719 shares of Common Stock held in trust for the benefit of Mr. Morrill's children. Mr. Morrill and his wife each serve as trustee over such trusts and Mr. Morrill has shared voting and shared investment power over the shares held therein. Also includes 635,665 shares of Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 29, 2002. Mr. Morrill is a member of the Company's Board of Directors.

(5) Includes 716,252 shares of Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 29, 200. Mr. Fiore is the President of the Company.

(6) Includes 8,000 shares of Common Stock held by each of Mr. Foy's three children and 1,206,028 shares of Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 29, 2002. Mr. Foy served as the President and Chief Executive Officer of the Company's database business, which was sold to International Business Machines Corporation ("IBM") during the third quarter of 2001, until his resignation effective October 19, 2001.

(7) Includes 554,998 shares of Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 29, 2002. Mr. McMullan served as the Vice President, Sales of the Company's database business, which was sold to IBM during the third quarter of 2001, until his resignation effective October 2, 2001.

(8) Includes 3,544,272 shares of Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 29, 2002.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table summarizes the total compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during each of the fiscal years ended December 31, 2001, 2000 and 1999, respectively, by each of the Named Executive Officers.

     Peter Gyenes, the Company's Chairman of the Board of Directors and Chief Executive Officer, and Peter Fiore, the Company's President, have each voluntarily reduced their respective annual salaries to $375,000, effective May 1, 2002.

                                                                            LONG TERM
                                                                           COMPENSATION
                                                                              AWARDS
                                            ANNUAL COMPENSATION(1)         ------------
                                      ----------------------------------    SECURITIES
                             FISCAL                         OTHER ANNUAL    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR     SALARY     BONUS     COMPENSATION    OPTIONS(#)    COMPENSATION(7)
---------------------------  ------   --------   --------   ------------   ------------   ---------------
Peter Gyenes(2)...........    2001    $600,000   $     --    $      --      1,000,000       $  927,171(8)
  Chairman of the Board of    2000     393,746    150,000           --      1,530,000          877,866(8)
  Directors and Chief         1999          --         --           --             --               --
  Executive Officer
Peter Fiore(3)............    2001     591,667         --           --        600,000          196,892(9)
  President                   2000     325,480    125,000           --        750,000          155,780(9)
                              1999          --         --           --             --               --
Robert C. McBride(4)......    2001     131,731         --           --        400,000           53,661(10)
  Vice President and Chief    2000          --         --           --             --               --
  Financial Officer           1999          --         --           --             --               --
James Foy(5)..............    2001     591,667         --           --             --          198,324(11)
  Former Senior Vice          2000     325,480    125,000           --        750,000          157,177(11)
  President and President,    1999          --         --           --             --               --
  Informix Software
Cornelius P. McMullan(6)...   2001     376,923         --           --             --        2,224,878(12)
  Former Vice President,      2000     245,417    125,000           --        500,000          273,197(12)
  Sales, Informix Software    1999          --         --           --             --               --

---------------

 (1) Other than the salary, bonus and other compensation described herein, the Company did not pay any of the Named Executive Officers any fringe benefits, perquisites or other compensation in excess of 10% of such executive officer's salary and bonus during 2001, 2000 or 1999.

 (2) Mr. Gyenes became an executive officer of the Company in July 2000. Accordingly, Mr. Gyenes received no reportable income from the Company for 1999. On April 29, 2002, Mr. Gyenes was granted an option under the 1994 Plan to purchase 500,000 shares of Common Stock. Such option will vest as to 25% of the shares of Common Stock on the first anniversary of the grant date, and in 36 equal monthly installments thereafter.

 (3) Mr. Fiore became an executive officer of the Company in August 2000. Accordingly, Mr. Fiore received no reportable income from the Company for 1999. On April 29, 2002, Mr. Fiore was granted an option under the 1994 Plan to purchase 300,000 shares of Common Stock. Such option will vest as to 25% of the shares of Common Stock on the first anniversary of the grant date, and in 36 equal monthly installments thereafter.

 (4) Mr. McBride joined the Company in June 2001. Accordingly, Mr. McBride received no reportable income from the Company for 2000 or 1999.

 (5) Mr. Foy became an executive officer of the Company in August 2000. Accordingly. Mr. Foy received no reportable income from the Company for 1999. Mr. Foy left the Company in January 2002 when his position was eliminated after the sale of the Company's database business to IBM.

 (6) Mr. McMullan became an executive officer of the Company in August 2000. Accordingly, Mr. McMullan received no reportable income from the Company for 1999. Mr. McMullan left the Company in October 2001 when his position was eliminated after the sale of the Company's database business to IBM.

 (7) All other compensation includes, for Messrs. Gyenes, Fiore and Foy, the taxable income associated with the premiums paid by the Company during the year on an insurance policy on the life of the executive purchased in connection with a split-dollar agreement. Each policy is a whole life policy on which the Company pays the remaining premiums in connection with the change of control that occurred with the acquisition of Ardent Software, Inc. in 2000. The Company has limited rights to borrow against the policy and the right to receive an amount equal to all premiums paid by it not later than upon the death of the respective executive. The executives have the right to borrow limited amounts against the policies and to receive the respective death benefits net of premium amounts paid by the Company. The taxable income was $1,195 and $1,726 for Mr. Gyenes; $390 and $510 for Mr. Fiore and $1,120 and $1,556 for Mr. Foy in 2001 and 2000, respectively.

 (8) Includes $875,000 of retention payments for each of 2001 and 2000 due to Mr. Gyenes pursuant to Mr. Gyenes' July 2000 employment arrangement with the Company; $46,154 in accrued sabbatical payments in 2001; $2,500 in matching contributions under the Company's 401(k) plan in 2001; and $2,322 and $1,140 in group life insurance paid by the Company in 2001 and 2000, respectively.

 (9) Includes $155,000 of retention payments for each of 2001 and 2000 due to Mr. Fiore pursuant to Mr. Fiore's July 2000 employment arrangement with the Company; $38,462 in accrued sabbatical payments in 2001; $2,500 in matching contributions under the Company's 401(k) plan in 2001; and $540 and $270 in group life insurance paid by the Company in 2001 and 2000, respectively.

(10) Includes a $50,000 sign-on payment in 2001 that was paid by the Company pursuant to Mr. McBride's June 2001 employment arrangement with the Company; $2,500 in matching contributions under the Company's 401(k) plan in 2001; and $1,161 in group life insurance paid by the Company in 2001.

(11) Includes $155,000 of retention payments in each of 2001 and 2000 that were paid by the Company pursuant to Mr. Foy's employment agreement with the Company; $38,462 in accrued sabbatical payments in 2001; $2,500 in matching contributions under the Company's 401(k) plan in 2001; and $1,242 and $621 in group life insurance paid by the Company in 2001 and 2000, respectively.

(12) Includes $2,000,000 in severance payments in 2001 in respect of Mr. McMullan's departure from the Company and $116,250 in severance payments in 2000 in respect of Mr. McMullan's prior departure from the Company; $155,000 of retention payments in each of 2001 and 2000 that were paid by the Company pursuant to Mr. McMullan's employment agreement with the Company; $38,359 in accrued vacation payments in 2001; $28,846 in accrued sabbatical payments in 2001; and $2,673 and $1,947 in group life insurance paid by the Company in 2001 and 2000, respectively.

  OPTION GRANTS IN FISCAL YEAR 2001

     The following table provides information relating to stock options awarded to each of the Named Executive Officers during the fiscal year ended December 31, 2001.

                                               INDIVIDUAL GRANTS
                         --------------------------------------------------------------    POTENTIAL REALIZABLE VALUES
                                             PERCENT OF                                    AT ASSUMED ANNUAL RATES OF
                            NUMBER OF      TOTAL OPTIONS                                  STOCK PRICE APPRECIATION FOR
                           SECURITIES        GRANTED TO                                          OPTIONS TERM(1)
                           UNDERLYING       EMPLOYEES IN    EXERCISE PRICE   EXPIRATION   -----------------------------
                         OPTIONS GRANTED   FISCAL 2001(2)    PER SHARE(3)       DATE           5%              10%
                         ---------------   --------------   --------------   ----------   -------------   -------------
Peter Gyenes...........      500,000(a)         6.73%           $5.00          7/30/11     $1,572,237      $3,984,356
                             500,000(b)         6.73             5.00          7/30/11      1,572,237       3,984,356
Peter Fiore............      500,000(a)         6.73             5.00          7/30/11      1,572,237       3,984,356
                             100,000(b)         1.35             5.00          7/30/11        314,447         796,871
Robert C. McBride......      400,000(a)         5.38             3.67         10/16/11        923,217       2,339,614
James Foy..............           --              --               --               --             --              --
Cornelius P.
  McMullan.............           --              --               --               --             --              --

---------------

(a) Represents options granted under the 1994 Plan. Options granted under the 1994 Plan vest as to 25% after the first year and in 36 equal monthly installments thereafter.

(b) Represents options granted under the 1998 Plan. Options granted under the 1998 vest as to 25% after the first year and in 36 equal monthly installments thereafter.

(1) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten year option term. These numbers are calculated based on the requirements promulgated by the Commission and do not reflect the Company's estimate of future stock price growth.

(2) Based on options to acquire 7,431,117 shares granted to employees of the Company during fiscal 2001.

(3) Options were granted at an exercise price equal to not less than the fair market value of the Common Stock on the date of grant as reported on the Nasdaq National Market. The exercise price may be paid in cash, check, by delivery of already owned shares of Common Stock subject to certain conditions or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

 AGGREGATE OPTION EXERCISES IN FISCAL YEAR 2002 AND FISCAL YEAR 2001 OPTION END
                                     VALUES

     The following table sets forth certain information regarding the exercise of stock options by the Named Executive Officers during the fiscal year ended December 31, 2001 and stock options held as of December 31, 2001 by the Named Executive Officers.

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                 OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                  SHARES                      DECEMBER 31, 2001           DECEMBER 31, 2001(1)
                                ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                             EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                            -----------   --------   -----------   -------------   -----------   -------------
Peter Gyenes..................      --          --        2,039,751      2,032,396     $1,579,252      $     --
Peter Fiore...................      --          --          601,669      1,110,417        325,306            --
Robert C. McBride.............      --          --               --        400,000             --       152,000
James Foy.....................      --          --        1,206,028             --        558,601            --
Cornelius P. McMullan.........      --          --          554,998             --             --            --

---------------

(1) Based on the closing sales price of $4.05 of the underlying securities as of December 31, 2001, as reported on the Nasdaq National Market, minus the exercise price.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     Notwithstanding any statement to the contrary in any of the Company's previous or future filings with the Commission, this Report of the Compensation Committee of the Board of Directors is not "soliciting material," shall not be deemed "filed" with the Commission and shall not be incorporated by reference into any such filings.

     The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company and the compensation plans and the specific compensation levels for senior executives, including the Company's Chief Executive Officer.

  General Compensation Philosophy

     The primary objectives of the Company's executive compensation policies include the following:

     - to attract, motivate and retain a highly qualified executive management team;

     - to link executive compensation to the Company's financial performance as well as to defined individual management objectives established by the Compensation Committee with the recommendations of the Company's Chief Executive Officer;

     - to compensate competitively with the practices of technology companies that are determined, to the extent possible, to be similarly situated, or that represent likely sources of, or competitors for, the Company's executive talent ("Comparison Companies");

     - to create incentives designed to enhance stockholder value;

     - to review the performance of the Company's Chief Executive Officer and the other executive officers of the Company; and

     - to review the reasonableness of compensation paid to the Company's Chief Executive Officer and the other executive officers of the Company, as well as how the Company's overall compensation levels compare to that paid by Comparison Companies.

     The Company competes in very aggressive and dynamic industries and, as a result, believes that hiring, motivating and retaining quality employees, particularly senior management, sales personnel and technical personnel, are key factors to the Company's future success. The Compensation Committee's compensation philosophy seeks to align the interests of stockholders and management by tying compensation to the Company's financial performance, either directly in the form of salary and bonuses paid in cash or indirectly in the form of appreciation of stock options and stock purchase rights granted to employees through the Company's equity incentive programs.

     The Compensation Committee reviews the reasonableness of compensation paid to executive officers of the Company and how the overall level of compensation paid to executive officers compares to that paid by the Comparison Companies. The Compensation Committee reviews and analyzes information, to the extent that it is available, relating to the Comparison Companies to ensure that the Comparison Companies represent companies that either could be the source of executive employees for the Company or could offer employment to candidates from the Company. Based upon its reviews and analyses, the Compensation Committee modifies the group of Comparison Companies from time to time. The Comparison Companies are a group of companies in the high technology and software industry and are generally headquartered in the same geographic area as the Company and have similar international presence.

     In determining the present compensation packages of management, the Compensation Committee considered the leadership of the Company's Chief Executive Officer and the significant contribution of senior management in the successful sale of the Company's database business to IBM for $1 billion in cash, which was completed on August 1, 2001. This sale positioned the Company to focus on its core data integration platform. As part of the transaction, the Company entered into a strategic alliance with IBM whereby IBM markets and sells the Company's products to IBM's extensive customer base, deepening the Company's access to a broad spectrum of potential customers. During 2001, the Company also entered into strategic alliances with several leading enterprise systems integration companies, and completed the acquisition of Torrent Systems Inc. The success of these transactions is a significant factor in the Company's overall financial and market potential and, therefore, was operative in determining the compensation of the executive management team.

  Cash Compensation

     Cash compensation for the Company's executives officers consists of a fixed base salary and an annual bonus. The Company's goal is to provide cash compensation targeted at the 50th percentile of that provided by the Comparison Companies for base pay and to provide total cash compensation through incentive bonuses at the 75th percentile or higher for superior performance.

     In connection with determining annual bonuses, the Compensation Committee established a bonus target for the Company's Chief Executive Officer and each other executive officer under the Company's Key Employee Incentive Compensation Plan (the "KEICP"). In setting annual goals for executive bonuses, the Compensation Committee references the corporate business plan. The target bonus for an executive is intended to relate to his or her potential impact on corporate results, and the percentage of the target bonus actually received is based on the corporate objectives actually achieved in 2001. The financial objectives are reviewed by the Compensation Committee each year and those used in a particular year are intended to reflect the areas that are most critical to maximize the return to investors. Depending on an employee's position within the Company, target compensation under the KEICP ranges from 20% to 100% of the employee's base salary. If the Company exceeds its financial objectives, it is possible for the actual bonus amount to exceed the target amount. Conversely, if the Company does not meet its financial objectives, the Compensation Committee, in its discretion, may pay bonuses at a reduced rate. For 2001, the Company did not pay any bonuses pursuant to the KEICP. The Compensation Committee attempts to set aggressive but realizable objectives that will result, directly or indirectly, in increased revenues and improved operating profit. In order to achieve the purposes of the plan, the Compensation Committee communicates corporate objectives and the corresponding bonus targets to executives at the beginning of each year.

  Equity Incentive Programs

     Long-term equity incentives, including stock options granted pursuant to the Company's 1994 Plan and 1998 Plan, help to align the economic interests of the Company's management and employees with those of its stockholders. Stock options are a particularly strong incentive because they are valuable to employees only if the fair market value of the Common Stock increases above the exercise price, which is generally set at the fair market value of the Common Stock on the date the option is granted.

     In addition to aligning executive and stockholder incentives through establishing an exercise price for options equal to the fair market value of the Common Stock on the date such exercise price is determined, in order to promote the long-term economic interests of the Company, in general, employees must remain employed with the Company for a fixed period of time for their options to fully vest.

     Prior to May 2000, options granted under the 1994 Plan and 1998 Plan vested in equal annual installments over four years. Beginning in May 2000, however, options granted under both the 1994 Plan and the 1998 Plan vest 25% after the first year and in 36 equal monthly installments thereafter. The number of options granted to each executive officer is determined by the Compensation Committee. In making its determination, the Compensation Committee considers the executive officer's position at the Company, his or her individual performance, the number and nature of options held by the executive officer, with particular attention to the executive officer's unvested option position, and other factors.

     The Compensation Committee may also grant performance shares under the 1994 Plan from time to time to certain executive officers. In 1998, the Board granted 35,000 performance shares to a former executive; however, the executive resigned from the Company before the performance criteria were met and, therefore, no shares were issued by the Company. To date the Committee has not granted any other performance shares under the 1994 Plan. Such performance shares would be subject to the Company's achievement of specific financial milestones, such as percentage increases in the Company's revenues. In addition, the

Company may impose certain additional restrictions on the vesting of performance shares, including requiring the grantee to remain an employee of the Company for a fixed time before the performance shares would vest.

  Compensation of Chief Executive Officer

     Generally, in determining the Company's Chief Executive Officer's compensation, the Compensation Committee considers comparative financial and compensation data of the Comparison Companies and other companies. In addition, the Compensation Committee also considers the Company's goals, strategies, market position and results achieved in creating stockholder value. The Compensation Committee also evaluates the Chief Executive Officer's leadership in identifying and implementing corporate strategies designed to assure the creation of long-term value.

     The Company will continue to grant stock options (and may grant performance shares) to the Chief Executive Officer primarily based on the Compensation Committee's evaluation of his ability to influence the Company's long-term growth and profitability. The Committee determines the size of the option grant based on its estimate of the equity incentive value of the Chief Executive Officer's existing unvested option position.

  Tax Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company's Chief Executive Officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. In general, the Company structures and administers the 1994 Plan in a manner intended to comply with the performance-based exception to Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under the 1994 Plan will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may not be deductible when the Compensation Committee believes such payments are appropriate and in the best interests of the Company and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

                                          Respectfully submitted,

                                          The Compensation Committee

                                          James L. Koch
                                          David J. Ellenberger

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee during fiscal 2001 were James L. Koch and Thomas A. McDonnell. Messrs. Koch and McDonnell were not at any time during the Company's 2001 fiscal year or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     Notwithstanding any statement to the contrary in any of the Company's previous or future filings with the Commission, this Report of the Audit Committee of the Board of Directors is not "soliciting material," shall not be deemed "filed" with the Commission and shall not be incorporated by reference into any such filings.

     The Audit Committee of the Company's Board of Directors is comprised of three members, who are independent directors as defined by the Company's Audit Committee charter and the rules of the Nasdaq Stock Market. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which has been previously filed with the Commission on April 30, 2001 as an appendix to the Company's proxy statement.

     The role of the Audit Committee is (i) to oversee the Company's financial reporting process on behalf of the Board of Directors and review with the Company's management and its independent accountants such matters as internal accounting controls and procedures, the plan and results of the annual audit and suggestions of the independent accountants for improvements in accounting procedures; (ii) to nominate the Company's independent accountants; and (iii) to provide such additional information as the Audit Committee may deem necessary to make the Board of Directors aware of significant financial matters which require the Board's attention. Management of the Company has the primary responsibility for the Company's financial statements as well as the Company's financial reporting process, principles and internal controls. The independent accountants are responsible for performing an audit of the Company's financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

     In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2001 with management and the independent accountants. The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and the Audit Committee has discussed with the independent accountants the matters disclosed in the letter and their independence from the Company. The Audit Committee has also considered whether the independent accountants' provision of non-audit services (as described below under the heading "All Other Fees") to the Company is compatible with maintaining the accountants' independence.

     The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by the independent accountants. As a result, the Audit Committee's oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and internal controls, that the Company's financial statements are accurate, that the audit of such financial statements has been conducted in accordance with generally accepted auditing standards or that the Company's accountants meet the applicable standards for auditor independence.

     Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Commission.

                                          Respectfully submitted,

                                          The Audit Committee

                                          David J. Ellenberger
                                          John J. Gavin, Jr.
                                          Robert M. Morrill

INDEPENDENT AUDITORS

     As recommended by the Audit Committee, the Board of Directors has selected the firm of KPMG LLP ("KPMG") as the Company's independent auditors for the fiscal year ending December 31, 2002.

Representatives of KPMG are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

AUDIT FEES

     The aggregate fees billed for professional services rendered by KPMG for the audit of the Company's annual consolidated financial statements for the 2001 fiscal year and the reviews of the consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for the 2001 fiscal year were approximately $2.4 million.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     KPMG did not render any information technology services to the Company of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X during the 2001 fiscal year.

ALL OTHER FEES

     The aggregate fees billed for services rendered by KPMG, other than fees for the services referenced under the captions "Audit Fees" and "Financial Information Systems Design and Implementation Fees," during the 2001 fiscal year were approximately $6,620,000. These fees were attributable to both audit-related and non-audit services. Audit-related services consisted of approximately $358,000 for statutory audits of foreign subsidiaries; approximately $1,733,000 for accounting advice and research on transactions, due diligence, Commission filings and pre-audit support; and approximately $1,724,000 for special-purpose reports related to the sale of the Company's database business to IBM. Non-audit services consisted of approximately $2,805,000 for domestic and foreign tax compliance and tax consulting. The Audit Committee has determined that the provision of services described above in this paragraph is compatible with maintaining the independence of KPMG.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Commission. Such officers, directors and 10% stockholders are also required by Commission rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms received by it or written representations from certain reporting persons, the Company believes that, during the fiscal year ended December 31, 2001, all Section 16(a) filing requirements applicable to its officers, directors, and 10% stockholders were satisfied on a timely basis, with the exception of Forms 3 filed for Messrs. Semel, Gavin and McBride. In making these statements, the Company has relied upon the written representations of its officers and directors.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

     On July 31, 2000, the Company entered into an employment arrangement with Peter Gyenes, currently the Company's Chairman and Chief Executive Officer, which provides for an annual base salary of $600,000 and an annual incentive cash bonus payable pursuant to the terms of the Company's executive bonus plan at a target incentive of 100% of his annual base. This arrangement also provided for a retention payment of $875,000 which was paid on August 1, 2000 and for an equal retention payment of $875,000 which was paid on April 15, 2001. In connection with this arrangement, the Company also granted Mr. Gyenes an option under the 1994 Plan to acquire 985,000 shares of Common Stock and an option under the Company's 1997 Non-Statutory Stock Option Plan (the "1997 Plan") to acquire 515,000 shares of Common Stock, in each case at $4.9375 per share. The shares granted under the 1994 Plan vest at the rate of 25% on July 14, 2000 and 2.08% each month thereafter. The shares granted under the 1997 Plan vest at the rate of 25% per year.

     On August 28, 2000, the Company entered into a Change of Control and Severance Agreement with Mr. Gyenes. The agreement provides for acceleration of unvested options, excise tax protection, and cash severance payments in the event of a change of control. With respect to the acceleration of option vesting, the agreement provides that if the change of control occurs within six months after the effective date of the options, vesting will accelerate as to two years' additional vesting, but if the change of control occurs on or after the six-month period, vesting will accelerate in full, provided in either case that Mr. Gyenes is employed by the Company on the date on which the change of control occurs. With respect to cash severance payments, Mr. Gyenes' agreement provides that if his employment is terminated by him for any reason or by the surviving entity for any reason other than for cause within one year after a change of control, he shall be paid two years' base salary and two years' on target earnings. Mr. Gyenes' agreement also provides that if his employment is terminated by the Company for any reason other than for cause, he shall be paid two years' base salary. The sale of the Company's database business to IBM would have triggered the change of control provisions in the agreement; however, Mr. Gyenes agreed to waive his rights under the agreement in connection with the transaction.

     On July 31, 2000, the Company entered into a compensation arrangement with Peter Fiore, currently the Company's President, which provided for an annual base salary of $500,000 and an annual incentive bonus issued under the Company's executive bonus plan. This annual incentive bonus was based on the Company's achievement for a fiscal year measured against objectives for the fiscal year established by the Company's Board of Directors. This arrangement also provided for a retention payment of $155,000 which was paid on July 31, 2000 and for an equal retention payment of $155,000 which was paid on April 15, 2001. In connection with his employment, the Company granted Mr. Fiore an option under the 1994 Plan to acquire 500,000 shares of Common Stock at an exercise price equal to the fair market value per share on the grant date, subject to vesting at a rate of 25% on after one year, and 2.08% each month thereafter.

     On August 2, 2000, the Company entered into a Change of Control and Severance Agreement with Mr. Fiore, currently the Company's President, which provides for acceleration of unvested options, excise tax protection and cash severance payments in the event of a change of control. With respect to acceleration of option vesting, the agreement provides that if a change of control occurs within six months after the effective date of options granted to Mr. Fiore to purchase Common Stock, vesting will accelerate as to two years' additional vesting, but if the change of control occurs on or after the six-month period, vesting will accelerate in full, provided in either case that Mr. Fiore is employed by the Company on the date on which the change of control occurs. With respect to cash severance payments, Mr. Fiore's agreement provides that if his employment is terminated by him for any reason or by the surviving entity for any reason other than for cause within one year after a change of control, he will be paid two years' base salary and two years' on target earnings. Mr. Fiore's agreement also provides that if his employment is terminated by the Company for any reason other than for cause, he will be paid two years' base salary. The sale of the Company's database business to IBM would have triggered the change of control provisions in the agreement; however, Mr. Fiore agreed to waive his rights under the agreement in connection with the transaction.

     On June 13, 2001, the Company entered into an employment arrangement with Robert C. McBride, currently the Company's Chief Financial Officer, which provides for an annual base salary of $250,000 and an annual incentive bonus issued under the Company's executive bonus plan. The annual incentive bonus is based on the Company's achievement for a fiscal year measured against objectives for the fiscal year established by the Company's Board of Directors. Mr. McBride also received a $50,000 sign-on payment, which is repayable to the Company upon his voluntary termination of employment within twelve months of Mr. McBride's date of hire. In connection with his employment, Mr. McBride was granted an option under the 1994 Plan to acquire 400,000 shares of Common Stock at an exercise price equal to the fair market value per share on the grant date, subject to vesting at a rate of 25% on after one year, and 2.08% each month thereafter.

     On June 21, 2001, the Company entered into a Change of Control and Severance Agreement with Mr. McBride. The agreement provides for acceleration of unvested options, excise tax protection and cash severance payments in the event of a change of control. With respect to acceleration of option vesting, the agreement provides that if a change of control occurs within six months after the effective date of options granted to Mr. McBride to purchase Common Stock, vesting will accelerate as to two years' additional vesting, but if the change of control occurs on or after the six-month period, vesting will accelerate in full, provided in either case that Mr. McBride is employed by the Company on the date on which the change of control occurs. With respect to cash severance payments, Mr. McBride's agreement provides that if his employment is terminated by the surviving entity for any reason other than for cause within one year after a change of control, he will be paid two years' base salary and target bonuses. Mr. McBride's agreement also provides that if his employment is terminated by the Company for any reason other than for cause, he will be paid two years' base salary.

     On July 31, 2000, the Company entered into a compensation arrangement with James Foy, the Company's former Senior Vice President and General Manager, Solutions Business Operations, which provided for an annual base salary of $500,000 and an annual incentive bonus issued under the Company's executive bonus plan. This annual incentive bonus was based on the Company's achievement for a fiscal year measured against objectives for the fiscal year established by the Company's Board of Directors. This arrangement also provided for a retention payment of $155,000 which was paid on July 31, 2000 and for an equal retention payment of $155,000 which was paid on April 15, 2001. In connection with his employment, the Company granted Mr. Foy an option under the 1994 Plan to acquire 500,000 shares of Common Stock at an exercise price equal to the fair market value per share on the grant date, subject to vesting at a rate of 25% after one year and 2.08% each month thereafter.

     On August 2, 2000, the Company entered into a Change of Control and Severance Agreement with Mr. Foy. The agreement provided for acceleration of unvested options, excise tax protection and cash severance payments in the event of a change of control. With respect to acceleration of option vesting, the agreement provided that if a change of control occurred within six months after the effective date of options granted to Mr. Foy to purchase Common Stock, vesting would accelerate as to two years' additional vesting, but if the change of control occurred on or after the six-month period, vesting would accelerate in full, provided in either case that Mr. Foy continued to be employed by the Company on the date on which the change of control occurs. With respect to cash severance payments, Mr. Foy's agreement provided that if his employment were terminated by him for any reason or by the surviving entity for any reason other than for cause within one year after a change of control, he would be paid two years' base salary and target bonuses. Mr. Foy's agreement also provided that if his employment were terminated by the Company for any reason other than for cause, he would be paid two years' base salary. In connection with the sale of the Company's database business to IBM, which triggered the change of control provisions in the agreement, 687,500 unvested options held by Mr. Foy became immediately exercisable. On October 19, 2001, Mr. Foy ceased to serve as Senior Vice President and General Manger, Database Business Operations and, in recognition of his contributions to the Company, was permitted a period of 27 months following the date of termination of his employment to exercise his options to purchase Common Stock that were vested on the date of termination. Mr. Foy's employment with the Company was terminated in January 2002 and in connection with the termination, Mr. Foy was paid $2,400,000 in severance and entered into a letter agreement with the Company containing certain negative covenants including non-competition, non-solicitation, nondisparagement, and confidentiality.

     On July 31, 2000, the Company entered into a compensation arrangement with Cornelius P. McMullan, the Company's former Vice President, Sales of the Company's database business, which was sold to IBM during the third quarter of 2001. This arrangement provided for an annual base salary of $500,000 and an annual incentive bonus issued under the Company's executive bonus plan. This annual incentive bonus was based on the Company's achievement for a fiscal year measured against objectives for the fiscal year established by the Company's Board of Directors. This arrangement also provided for a retention payment of $155,000 which was paid on July 31, 2000 and for an equal retention payment of $155,000 which was paid on April 15, 2001. In connection with his employment, the Company granted Mr. McMullan an option under the 1994 Plan to acquire 500,000 shares of Common Stock at an exercise price equal to the fair market value per share on the grant date, subject to vesting at a rate of 25% after one year and 2.08% each month thereafter. In connection with the sale of the Company's database business to IBM, which triggered the change of control provisions in the agreement, 500,000 unvested options held by Mr. McMullan became immediately exercisable. In October 2001, Mr. McMullan ceased to serve as Vice President, Sales of the Company's database business and his employment was terminated. In connection with the termination,

Mr. McMullan was paid $2,000,000 in severance and, in recognition of his contributions to the Company, was permitted a period of 27 months following the date of termination of his employment to exercise his options to purchase Common Stock that were vested on the date of termination.

     The Company previously entered into a Split Dollar Life Insurance Agreement with each of Messrs. Gyenes, Fiore and Foy, pursuant to which the Company pays the premiums on a whole life insurance policy on the life of each executive. The Company has limited rights to borrow against each policy and the right to receive an amount equal to all premiums paid by it not later than upon the death of the respective executive. The executives have the right to borrow limited amounts against the policies and to receive the respective death benefits net of premium amounts paid by the Company. The agreements were entered into in June 1996, September 1996 and April 1997 with Mr. Gyenes, Mr. Fiore and Mr. Foy, respectively.

     The Company has also adopted a Stockholders' Rights Agreement and in connection therewith has declared a dividend of one purchase right (each a "Right" and, collectively, the "Rights") for each share of Common Stock outstanding on September 17, 1991 and each share of Common Stock thereafter issued. The Rights trade together with the Common Stock and generally become exercisable on the tenth day after a person or group (i) acquires 20% of more of the outstanding Common Stock or (ii) commences a tender offer or exchange offer that would result in such a person or group owning 20% or more of the Common Stock. In the event that a person or group acquires 20% or more of the Common Stock (a "Stock Acquisition"), each Right not owned by the 20% or more stockholder (the "Acquiring Person") and its affiliates would become exercisable for the exercise price of the Right (currently, $60) for Common Stock (or in the event that sufficient Common Stock is not available, either preferred stock, debt securities or other assets available to the Company with a value equal to a share of Common Stock) in an amount equal to the then current exercise price of the Right divided by one half the then current market price of a share of Common Stock. Alternatively, in the event of certain business combinations following a Stock Acquisition, each Right not owned by the Acquiring Person and its affiliates would become exercisable for the exercise price of the Right for common stock of the Acquiring Person in an amount equal to the then current exercise price of the Right divided by one half the market price of the Acquiring Person's common stock. At any time until ten days following a Stock Acquisition, the Rights are redeemable by the Company's Board of Directors at a price of $.01 per Right. The Rights have no voting privileges. The Rights will terminate upon the earlier of the date of their redemption or July 25, 2005.

     Other than as described above, the Company does not have any employment contracts, termination arrangements or change of control arrangements with any Named Executive Officer. See also "Certain Transactions" below.

CERTAIN TRANSACTIONS

     Pursuant to both Article VI of the Company's Restated Bylaws and Section 6 of the Indemnity Agreement the Company enters into with its executive officers and directors, the Company has agreed to advance expenses incurred by indemnified parties in connection with the investigation, defense, settlement or appeal of threatened, pending or completed action or suits against such parties in their capacity as an agent of the Company. Under both the Company's Restated Bylaws and the Indemnity Agreement, the indemnified party will repay the Company for any advanced expenses if it is ultimately determined that the indemnified party is not entitled to be indemnified by the Company. As of December 31, 2001, the Company had received invoices for legal fees of approximately $104,496.42 incurred by certain of its former executive officers and/or directors in connection with certain actions and investigations alleging various violations of federal securities laws and state corporate laws.

COMPANY PERFORMANCE GRAPH

     Notwithstanding any statement to the contrary in any of the Company's previous or future filings with the Commission, this Company Performance Graph is not "soliciting material," shall not be deemed "filed" with the Commission and shall not be incorporated by reference into any such filings.

     The following graph shows a five-year comparison of cumulative total return for the Common Stock through December 31, 2001 relative to the Nasdaq Stock Market Index (US) and the JPMorgan H&Q Computer Software Index.
Performance Graph

                                                   ASCENTIAL SOFTWARE         NASDAQ STOCK MARKET -       JPMORGAN H&Q COMPUTER
                                                       CORPORATION                    U.S.                      SOFTWARE
                                                   ------------------         ---------------------       ---------------------
Dec-96                                                   100.00                      100.00                      100.00
Dec-97                                                    23.31                      122.48                      120.91
Dec-98                                                    48.47                      172.68                      157.96
Dec-99                                                    56.13                      320.89                      359.39
Dec-00                                                    14.57                      193.01                      268.70
Dec-01                                                    19.88                      153.15                      175.80

     Assumes $100 invested on the last trading day of December 1996 at the closing sales price in the Common Stock, the Nasdaq Stock Market Index (US) and the JPMorgan H&Q Computer Software Index. Total return assumes reinvestment of dividends for the Nasdaq Stock Market Index (US) and the JPMorgan H&Q Computer Software Index. The Company has never paid dividends on the Common Stock and has no present plans to do so.

     The Nasdaq Stock Market Index (US) was prepared by the Center for Research in Security Prices and includes all United States Nasdaq Stock Market companies.

     The JPMorgan H&Q Computer Software Index is a subset of the JPMorgan H&Q Technology Index and is comprised of publicly traded stocks considered by JPMorgan H&Q as representative of the software marketplace as a whole.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

     It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. Therefore, the Company urges you to mark, sign, date, and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                         /s/ Scott N. Semel
                                          SCOTT N. SEMEL
                                          SECRETARY

DATED: MAY 8, 2002

                                                                      1670-PS-02

                                 [FORM OF PROXY]

                         ASCENTIAL SOFTWARE CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                           FOR THE 2002 ANNUAL MEETING

        The undersigned hereby appoints Peter Gyenes, Robert C. McBride and Scott N. Semel and each of them as attorneys of the undersigned, with full power of substitution (the "Proxy Holders"), to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Ascential Software Corporation, to be held at the Crowne Plaza, Plaza Ballroom, 1360 Worcester Street, Natick, Massachusetts 01760, on Friday, June 14, 2002 at 10:00 a.m., local time, and at any continuation or adjournment thereof, with all the powers which the undersigned might have if personally present at the meeting.

        The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, dated May 8, 2002, and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and by filing this Proxy with the Secretary of the Corporation, gives notice of such revocation.


      THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

 PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.

/SEE REVERSE/ CONTINUED AND TO BE SIGNED ON REVERSE SIDE           /SEE REVERSE/
   /SIDE/                                                              /SIDE/

                               [Reverse of Proxy]

/X/   Please mark
      votes as in
      this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING:

1.    ELECTION OF CLASS III DIRECTORS:
      Nominees:      (1) Peter Gyenes
                     (2) Robert M. Morrill

                     FOR            WITHHELD
                     / /            / /

                     / /    -------------------------------
                            For all nominees except as noted above


In their discretion, the Proxy Holders are authorized to vote upon such other matter[s] which may properly come before the meeting and any adjournment[s] thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF CLASS III DIRECTORS.

                               MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT / /

Please date and sign exactly as your name or names appear hereon. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity. If shares are held by joint tenants or as community property, both should sign.

Signature:                                     Date:
           ----------------------------------        -----------------------

Signature:                                     Date:
           ----------------------------------        -----------------------